Exhibit 2.5

TABLE OF CONTENTS

Clause		Page

1	AGREED TERMS	2

2	AGREEMENT TO SELL AND BUY	6

3	PURCHASE PRICE	6

4	PAYMENT AND COMPLETION	7

5	PASSING OF RISK	8

6	INTELLECTUAL PROPERTY	8

7	VALUE ADDED TAX	8

8	JOINT LIQUIDATORS' LIABILITY AND STATUS OF CLAIMS	8

9	OVERAGE	9

10	DATA PROTECTION	9

11	EXCLUSIONS	10

12	CONFIDENTIALITY AND ANNOUNCEMENTS	11

13	FURTHER ASSURANCE	12

14	ASSIGNMENT	12

15	WHOLE AGREEMENT	12

16	VARIATION	12

17	COSTS	13

18	NOTICE	13

19	SEVERANCE	14

20	AGREEMENT SURVIVES COMPLETION	15

21	THIRD PARTY RIGHTS	15

22	SUCCESSORS	15

23	COUNTERPARTS	15

24	GOVERNING LAW AND JURISDICTION	15

SCHEDULE 1 VALUES OF ASSETS		16

SCHEDULE 2 APPLICABLE INTELLECTUAL PROPERTY RIGHTS		17

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Parties

(1)	OPTILAN (UK) LIMITED (in liquidation) incorporated and registered in England and Wales with company number 02715788 whose registered office is at C/O Evelyn Partners LLP, 45 Gresham Street, London, EC2V 7BG acting by the Joint Liquidators (Seller)

(2)	COLIN HARDMAN, CHRISTOPHER ALLEN and GREGORY ANDREW PALFREY as joint liquidators of the Seller all of Evelyn Partners LLP of 45 Gresham Street, London, EC2V 7BG (Joint Liquidators)

(3)	DARKPULSE INC incorporated and registered in Delaware, United States with company number 87-0472109 whose registered office is at 815 Walker Street, Suite 1155, Houston TX 77002 USA (Buyer)

Background

(A)	A winding-up order was made in respect of the Seller by Deputy District Judge Hayward in Portsmouth County Court on 28 June 2023.

(B)	The Joint Liquidators were appointed as liquidators of the Seller on 9 August 2023 by appointment by the Secretary of State under section 137 of the Insolvency Act 1986.

(C)	The Seller has agreed to sell and the Buyer has agreed to purchase such right, title and interest (if any) as the Seller has in the Assets, on the terms and conditions of this agreement.

(D)	The Joint Liquidators have entered into this agreement solely for the purpose of obtaining the benefit of the provisions in their favour and shall incur no personal liability of any kind under or in connection with this agreement.

1	Agreed terms

1.1	Interpretation

1.2	The definitions and rules of interpretation in this clause apply in this agreement unless the context otherwise requires.

Applicable Intellectual Property Rights: Intellectual Property Rights owned, used or held for use by the Seller as set out in Schedule 2 and, for the avoidance of doubt, excluding any Excluded Intellectual Property Rights.

Assets: the property, rights and assets set out in clause 2.1(a) to clause 2.1(c) (inclusive).

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

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Completion: the completion of the sale and purchase of the Assets pursuant to and in accordance with clause 4.

Completion Date: the date of this agreement.

Customer Data: the personal data (as defined in article 4(1) of the UK GDPR) of any Customers.

Customers: the customers and former customers of the Seller.

Data Controller: as defined in article 4(7) of the UK GDPR.

Data Employees: all persons formerly employed by the Seller.

Data Protection Legislation: the UK Data Protection Legislation and any other legislation relating to personal data and all other legislation and regulatory requirements in force from time to time which apply to a party relating to the use of personal data (including, without limitation, the privacy of electronic communications) and the guidance and codes of practice issued by the relevant data protection or supervisory authority and applicable to a party.

Employee Data: the personal data (as defined in article 4(1) of the UK GDPR) of the Data Employees.

Encumbrance: any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust or other third party right or interest (legal or equitable) including any assignment by way of security or other security interest of any kind, however created or arising, or any other agreement or arrangement (including a sale and repurchase agreement or retention of title arrangement) having similar effect.

Excluded Assets: the property, rights and assets set out in clause 2.2 as being excluded from the sale and purchase under this agreement.

Excluded Intellectual Property Rights: means the Intellectual Property Rights relating to:

(a)	legacy Optilan internal systems developed prior to the Buyer’s acquisition of the Seller including, but not limited to, software and systems developed by Christopher Yarwood and his team, whilst employed by the Seller described as Jobcard, Quotes System, ODMS, Timesheet system and Mobile Engineer (the database architecture and the application’s source code was stored in an IT department area of the old “K drive” of the Seller); and

(b)	any databases containing customer or employee data.

Expert: means an individual with suitable experience at a firm of chartered accountants in the United Kingdom (who and which are independent of the parties).

HMRC: HM Revenue & Customs.

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Intellectual Property Rights: patents, rights to inventions, copyright and related rights, moral rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Joint Liquidators' Solicitors: Norton Rose Fulbright LLP of 3 More London Riverside, London SE1 2AQ.

Onward Sale: the sale or transfer of any of the Assets, directly or indirectly, to a third party by the Buyer (whether by way of one transaction or a series of transactions) where the aggregate consideration payable in respect of all such sales, transfers or disposals exceeds the Purchase Price.

Overage Consideration: an amount, by way of further consideration for the Assets, equal to ten per cent (10%) of the amount of the consideration for the Onward Sale.

Overage Period: means the period from and including the date of this agreement to and including the date falling five years from the date of this agreement.

Purchase Price: the consideration payable by the Buyer to the Seller under clause 3.

Transaction: the transaction contemplated by this agreement or any part of that transaction.

UK Data Protection Legislation: all applicable data protection and privacy legislation in force from time to time in the UK including without limitation the UK GDPR, the Data Protection Act 2018 (and regulations made thereunder), the Privacy and Electronic Communications Regulations 2003 (SI 2003/2426) as amended and the guidance and codes of practice issued by the Information Commissioner that are applicable to a party.

UK GDPR: has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

VAT: value added tax chargeable under the Value Added Tax Act 1994 and any similar replacement or additional tax.

1.3	Clause, schedule and paragraph headings do not affect the interpretation of this agreement.

1.4	A reference to a clause or a schedule is a reference to a clause of, or schedule to, this agreement. A reference to a paragraph is to a paragraph of the relevant schedule.

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1.5	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated.

1.7	Unless the context otherwise requires:

(a)	words in the singular include the plural and in the plural include the singular; and

(b)	a reference to one gender includes a reference to the other gender.

1.8	Words and expressions defined for the purposes of or in connection with any statutory provisions shall, where the context so requires, be construed as having the same meanings in this agreement.

1.9	A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time and reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision.

1.10	Where the words include(s), including or in particular are used in this agreement, they are deemed to have the words "without limitation" following them.

1.11	Any obligation in this agreement on the Buyer not to do something includes an obligation not to agree or allow that thing to be done.

1.12	Any obligation in this agreement on the Buyer to do something includes an obligation to do that thing at the Buyer's own cost and expense.

1.13	Other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14	A reference to the Joint Liquidators includes all of them jointly and each of them individually.

1.15	A reference to a claim includes any claim, demand, action or proceeding of any kind, actual or contingent.

1.16	A reference to a loss includes any loss, damage, cost, charge, penalty, fee or expense.

1.17	A reference to representatives includes partners, agents, employees, sub-contractors and any other person acting on behalf of and with the authority of a party.

1.18	References to any English legal terms, for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

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1.19	References to times of the day are, unless the context requires otherwise, to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

2	Agreement to sell and buy

2.1	Subject to the terms of this agreement, the Seller shall sell and the Buyer shall purchase such right, title and interest (if any) as the Seller has and can transfer in the following assets at Completion for the Purchase Price on the Completion Date:

(a)	shares in Optilan India PVT, registered office at Medavakkam Tank Road, Kilpauk, Chennai, 600010 (the Optilan India Shares);

(b)	shares in Optilan Communications & Security Systems Ltd, registered office at Neorama Business Centre, Floor 12/No.59, Beshtepe Mah, Yasham Cad. 13 Sogutozu, Ankara (the Optilan Turkey Shares); and

(c)	Applicable Intellectual Property Rights.

2.2	Any property, rights or assets of the Seller that are not listed in clause 2.1 are not included in the sale under this agreement, including for the avoidance of doubt and without limitation:

(a)	any Excluded Intellectual Property Rights;

(b)	any cash in hand or at the bank;

(c)	any real property owned, leased or used by the Seller;

(d)	all policies of insurance and assurance and any actual or potential claim under such policies or similar contracts or in damages against any third party;

(e)	the benefit of any actual or potential claim, or right to make a claim, against any person including the proceeds of any litigation;

(f)	any other shares or other securities owned by the Seller;

(g)	any stock-in-trade, work-in-progress or raw materials owned by the Seller; and

(h)	any plant and machinery, including but not limited to any motor vehicles owned or used by the Seller.

3	Purchase Price

3.1	The consideration for the sale and purchase of the Assets shall be US$65,000 (Purchase Price).

3.2	The Purchase Price (together with VAT) shall be paid in full, and without set-off, counterclaim or abatement whatsoever, in cash at Completion by the Buyer to The Insolvency Service Account, Sort Code 60-70-80, account number 1003231, IBAN GB19NWBK60708010003231, BIC NWBKGB2L, quoting the reference LQD6865221or in such other manner as the Joint Liquidators may direct.

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3.3	The Seller confirms that the Joint Liquidators or the Joint Liquidators' Solicitors may give a good receipt for all payments to the Seller.

3.4	The Purchase Price shall be apportioned between the Assets in accordance with Schedule 1.

4	Payment and Completion

4.1	Completion shall take place immediately after the execution of this agreement:

(a)	at the offices of the Joint Liquidators' Solicitors; or

(b)	at such other place as the Joint Liquidators may direct.

4.2	At Completion, the Buyer shall:

(a)	pay the Purchase Price, together with VAT (if applicable);

(b)	execute all documents delivered by the Seller that require execution by the Buyer;

(c)	make such arrangements as it sees fit for collecting any of the Assets;

(d)	deliver to the Seller a certified copy of the resolution adopted by the board of directors of the Buyer authorising the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

4.3	At Completion, subject to the Buyer having complied with clause 4.2, the Seller shall deliver, or procure delivery to the Buyer or make available to the Buyer:

(a)	duly executed assignments in the agreed form of those Applicable Intellectual Property Rights that may be assigned by the Seller without the consent of any third party; and

(b)	a VAT invoice for any VAT payable on the sale of the Assets (if applicable).

4.4	Without limitation of any other provision of this agreement, from Completion, the Buyer shall do all things necessary to ensure compliance with all legal requirements as to possession, ownership or use of any of the Assets, including obtaining all necessary licences, consents, certificates, permits and other authorisations.

4.5	The Buyer shall fully indemnify the Seller and the Joint Liquidators from and against all claims and losses that may be brought against or incurred by the Seller or the Joint Liquidators in respect of the Buyer's failure to comply with clause 4.4.

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5	Passing of risk

The Assets shall be at the sole risk of the Buyer upon the making of this agreement.

6	Intellectual property

6.1	The Buyer shall obtain any necessary third party licences, consents and permissions (Permissions) to use or exploit the Applicable Intellectual Property Rights. For the avoidance of doubt, the Seller does not authorise or purport to authorise the Buyer to use or exploit any Applicable Intellectual Property Rights before the Buyer obtains any such Permissions.

6.2	The Buyer shall be responsible for all registration, maintenance, renewal fees and other expenses in connection with the assignment, licensing and maintenance of the Applicable Intellectual Property Rights.

6.3	The Buyer shall fully indemnify the Seller and the Joint Liquidators from and against all claims and losses which may be brought against or incurred by the Seller or the Joint Liquidators in respect of any or all of the Applicable Intellectual Property Rights.

7	Value added tax

All amounts payable by the Buyer pursuant to this agreement are exclusive of VAT, and the Buyer shall in addition pay an amount equal to any VAT chargeable on those sums on presentation of a VAT invoice.

8	Joint Liquidators' liability and status of claims

8.1	The Joint Liquidators act as agents for the Seller and neither they nor their representatives shall incur any personal liability in any circumstances whatever by virtue of this agreement, nor in relation to any related matter or claim, nor in respect of any transfer, assignment or other documents made pursuant to this agreement.

8.2	The Joint Liquidators have entered into this agreement in their personal capacities solely for the purpose of obtaining the benefit of the provisions in their favour.

8.3	No sums due from the Joint Liquidators or the Seller arising directly or indirectly out of the terms of this agreement shall be charged or payable as a cost or expense of the liquidation, but shall rank (subject to that claim being allowed by law to rank as an unsecured claim) only as an unsecured claim against the Seller.

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9	Overage

9.1	If, at any time during the Overage Period, an Onward Sale occurs, the Buyer shall pay to the Seller the Overage Consideration by telegraphic transfer within two Business Days of receipt of the relevant amount of the consideration in respect of the Onward Sale.

9.2	The Buyer shall not:

(a)	enter into any Onward Sale with any third party except on arm’s length terms and for full market value; and

(b)	structure any Onward Sale in any manner where any of the purposes are to avoid or reduce the Overage Consideration.

9.3	In the event of any dispute between the Buyer and the Seller as to the amount of Overage Consideration payable by the Buyer pursuant to this clause 9, the matter shall be ascertained and certified by an Expert appointed jointly by the Joint Liquidators and the Buyer. In the event that the Joint Liquidators and the Buyer fail to agree on the identity of the Expert, the matter shall be referred by either party to the president for the time being of the Institute of Chartered Accountants who shall select the Expert and whose nomination shall be final and binding upon the parties. The Expert shall act as expert and not as arbitrator, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Buyer.

10	Data protection

10.1	Notwithstanding any other provision of this agreement, the Buyer undertakes that, to the extent it receives any Customer Data or Employee Data, it shall:

(a)	duly observe all of its obligations as a Data Controller under the Data Protection Legislation which arise in connection with processing Customer Data and Employee Data;

(b)	comply with the principles relating to processing of personal data set out in article 5(1) of the UK GDPR and, in particular, it shall process Customer Data and Employee Data fairly and lawfully in accordance with the "lawfulness, fairness and transparency" principle and in accordance with the terms and conditions set out in this agreement;

(c)	send a privacy notice to each Customer and Data Employee identified within 5 Business Days of the Completion Date;

(d)	respond to any request made by a Data Employee or Customer in accordance with the rights of data subjects (as defined in article 4(1) of the UK GDPR); and

(e)	obtain, and at all times maintain, a notification under the Data Protection Legislation appropriate to the performance of its obligations under this agreement.

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10.2	The Buyer shall fully indemnify the Seller and the Joint Liquidators from and against all claims and losses incurred by the Seller or the Joint Liquidators which may be brought against or incurred by the Seller or the Joint Liquidators in respect of the processing of the Customer Data or Employee Data by the Buyer or any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or non-compliance with the data protection obligations set out in this clause 10 or any part of the Data Protection Legislation by the Buyer or its representatives.

11	Exclusions

11.1	Subject to clause 9.3, all representations, warranties, conditions, guarantees and stipulations, express or implied, statutory, customary or otherwise in respect of the Assets, or any of the rights, title and interests transferred or agreed to be transferred, or of which possession may pass, pursuant to this agreement are expressly excluded (including warranties and conditions as to title, quiet possession, merchantable or satisfactory quality, fitness for purpose and description). Except as expressly set out in this agreement, any lists contained in any schedule or annexe shall not constitute any warranty in respect of the Seller's ownership of the listed items or otherwise.

11.2	The Assets sold under this agreement are sold in their condition and locations as at the time of the making of this agreement and subject to all faults, liens, executions, distraints, Encumbrances and claims of third parties; the expense of discharging which shall be met by the Buyer. Unless otherwise required by law (and then only to that extent), the Seller and the Joint Liquidators and each of them shall not be liable for any loss arising out of, or due to, or caused by any defect or deficiencies in any or all of the Assets.

11.3	The Buyer agrees that the terms and conditions of this agreement and the exclusions and limitations contained in it are fair and reasonable having regard to the following:

(a)	that this is a sale by an insolvent company in circumstances where the Joint Liquidators' knowledge of the Assets is limited and it is usual that no representations and warranties are given by or on behalf of the Seller or the Joint Liquidators;

(b)	that the Buyer has relied solely on the opinions of itself and its professional advisors concerning the Assets or any of them; and

(c)	that the Buyer, its representatives and advisers have been given every opportunity it or they may wish to have to carry out due diligence in respect of the Assets or any of them and all relevant documents relating to them.

(d)	The Buyer acknowledges that it has not entered into this agreement in reliance upon any representations, agreements, statements or replies to specific enquiries (whether oral or written) made or alleged to have been made by the Seller, the Joint Liquidators or its or their representatives at any time.

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11.4	Nothing in this agreement operates to limit or exclude any liability for fraud or fraudulent misrepresentation.

11.5	The Buyer acknowledges that if the Seller does not have title or unencumbered title to any or all of the Assets, or if the Buyer cannot exercise any right conferred or purported to be conferred on it by this agreement, this shall not be a ground or grounds for rescinding, avoiding or varying any or all of the provisions of this agreement, or for any reduction or repayment of any part of the consideration.

12	Confidentiality and announcements

12.1	The Seller and the Joint Liquidators undertake to the Buyer to keep confidential all the information that they have acquired about the Buyer and to use such information only for the purposes contemplated by this agreement.

12.2	The Buyer undertakes to the Seller and the Joint Liquidators to keep confidential the terms of this agreement and all information that it has acquired about the Seller and to use the information only for the purposes contemplated by this agreement.

12.3	Either party may disclose any information that it is otherwise required to keep confidential under this clause 10:

(a)	to such professional advisers, consultants and employees or officers of it and its group and, in the case of the Seller and the Joint Liquidators, the Joint Liquidators' firm, employees and agents, as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party;

(b)	with the written consent of the Joint Liquidators and the Buyer; or

(c)	to the extent that the disclosure:

(i)	is required for the purposes of the liquidation of the Seller; or

(ii)	is required by law; or

(iii)	is required by a regulatory body, tax authority or securities exchange or (in the case of a disclosure by the Seller or the Joint Liquidators) is required in the Joint Liquidators' opinion to enable them to comply with any applicable requirements of insolvency practice or disclosure requirement to which they are subject (whether as a matter of law, practice or professional conduct);

but shall use reasonable endeavours to consult with the Joint Liquidators (in the case of a disclosure on the part of the Buyer) or the Buyer (in the case of a disclosure on the part of the Seller or the Joint Liquidators) and shall take into account any reasonable requests it may have in relation to the disclosure before making it.

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12.4	Other than as permitted by this agreement or required by law, no announcement, circular or other publicity in connection with the subject matter of this agreement shall be made by or on behalf of the Seller, the Joint Liquidators or the Buyer without the approval of the Joint Liquidators and the Buyer (such approval not to be unreasonably withheld or delayed).

13	Further assurance

13.1	For three months following Completion, the Seller and the Joint Liquidators (provided they are, at the relevant time, the liquidators of the Seller) shall (at the Buyer's expense) execute and deliver all such documents, and do whatever the Buyer may from time to time reasonably require for the purpose of giving effect to the provisions of this agreement, provided that the terms of any such documents and the terms on which any such things are performed:

(a)	shall exclude the personal liability of the Joint Liquidators;

(b)	shall be no more onerous to the Seller and the Joint Liquidators than the terms of this agreement; and

(c)	shall be subject to the Joint Liquidators' prior approval, which shall not be unreasonably withheld or delayed.

13.2	Pending the execution of any documents and things in accordance with clause 12.1 as are required in order to pass legal title to the Buyer, the Seller shall hold any legal interest in the relevant Assets on trust for the Buyer but without any legal responsibility for them and, in particular, neither the Seller nor the Joint Liquidators shall be obliged to maintain any registrations or otherwise protect the Assets.

14	Assignment

The Buyer may not assign or grant any Encumbrance over or deal in any way with any of its rights under this agreement or any document referred to in it.

15	Whole agreement

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

16	Variation

16.1	A variation of this agreement shall be in writing and signed by or on behalf of each party.

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16.2	Any waiver by or on behalf of the Seller or the Joint Liquidators of any right under this agreement is only effective if it is in writing and signed by the Joint Liquidators on behalf of the Sellers or the Joint Liquidators on their own behalf. It applies only in the circumstances for which it is given and shall not prevent the Seller or the Joint Liquidators from subsequently relying on the provision so waived.

16.3	No failure by the Seller or the Joint Liquidators to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part.

16.4	No single or partial exercise by the Seller or the Joint Liquidators of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

16.5	Unless specifically provided otherwise, the rights of the Seller and the Joint Liquidators arising under this agreement are cumulative and do not exclude rights provided by law.

17	Costs

Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

18	Notice

18.1	A notice given under this agreement:

(a)	shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b)	shall be sent for the attention of the person, and to the address or email address, given in this clause 17 (or such other address or person as the relevant party may notify to the party); and

(c)	shall be:

(i)	delivered personally;

(ii)	delivered by email;

(iii)	delivered by commercial courier;

(iv)	sent by prepaid first-class post or recorded delivery; or

(v)	(if the notice is served by post outside the country from which it is sent) sent by registered airmail.

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18.2	The addresses for service of notice are:

(a)	Seller and Joint Liquidators

Address: 45 Gresham Street, London, EC2V 7BG

For the attention of: Colin Hardman

Email address: colin.hardman@evelyn.com

(b)	Buyer

Address: 815 Walker Street, Suite 1155, Houston, TX 77002 USA

For the attention of: Dennis O’Leary

Email address: doleary@darkpulse.com

18.3	No communication from the Buyer shall be effective until it is received by the Joint Liquidators. Any other notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	if delivered by commercial courier, at the time of signature of the courier's receipt;

(c)	if sent by email, at the time of receipt;

(d)	if sent by prepaid first class post, recorded delivery or registered post, 48 hours from the date of posting;

(e)	if sent by registered airmail, five days from the date of posting; or

(f)	if deemed receipt under the previous paragraphs of this clause 18.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a Business Day), when business next starts in the place of receipt.

18.4	To prove service by the Seller or the Joint Liquidators on the Buyer, it shall be sufficient to prove that the notice was sent by email to the email address of the Buyer or, in the case of post, that the envelope containing the notice was properly addressed and posted.

19	Severance

19.1	If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

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19.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20	Agreement survives Completion

20.1	Subject to clause 19.2, this agreement (other than obligations that have already been fully performed) remains in full force after Completion.

20.2	All obligations of the Seller and the Joint Liquidators under this agreement shall (without prejudice to any antecedent breach) automatically determine three months after the Completion Date other than those obligations (if any) that are expressed or contemplated to continue thereafter, which obligations shall subsist until they have been performed or otherwise discharged.

21	Third party rights

21.1	The Joint Liquidators' representatives may enforce and rely on clause 8 to the same extent as if they were a party to this agreement.

21.2	Subject to clause 20.1, this agreement and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

21.3	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement is not subject to the consent of any person not a party to this agreement.

22	Successors

Subject to clause 13, the rights and obligations of the parties shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

23	Counterparts

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

24	Governing law and jurisdiction

24.1	This agreement and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

24.2	The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement, its subject matter or and losses that may be brought against or incurred by the Seller or the Joint Liquidators in respect of the Buyer's failure to comply with clause 4.4.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1

Values of Assets

The values of the Assets are as follows:

ASSET	PRICE APPORTIONMENT (%)
Optilan India Shares	33
Optilan Turkey Shares	33
Applicable Intellectual Property Rights	34
TOTAL	100

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Schedule 2

Applicable Intellectual Property Rights

(1)	The software the Buyer assisted in creating for:

(a)	the accounting systems;

(b)	customer resource management; and

(c)	the user interface for sensor systems.

(2)	The “Optilan.com” domain name and continued use of the “@optilan.com” email accounts.

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Signed by Colin Hardman for and on behalf of OPTILAN (UK) LIMITED (in liquidation) as its agent and without personal liability (with power to act severally)	/s/ Colin Hardman Liquidator

Signed by Colin Hardman one of the joint liquidators for and on behalf of the JOINT LIQUIDATORS without personal liability (with power to act severally) and solely for the purpose of obtaining the benefit of the provisions of this agreement	/s/ Colin Hardman Liquidator

Signed by Dennis O’Leary for and on behalf of DARKPULSE INC	/s/ Dennis O’Leary Director

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